UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2014

Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	1-1373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(262) 636-1200

_____________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 8.01

Other Events

On May 7, 2014, the Board of Directors of Modine Manufacturing Company (the “Company”) approved certain amendments to the Company’s Amended and Restated 2008 Incentive Compensation Plan (the “2008 Plan”), subject to shareholder approval at the Company’s Annual Meeting of Shareholders to be held on July 17, 2014 (the “Annual Meeting”).  A copy of the 2008 Plan was attached as Appendix A to the Proxy Statement for the Annual Meeting, which was filed on Schedule 14A and first mailed to the Company’s shareholders on June 17, 2014.

It has come to the Company’s attention that the 2008 Plan contains language that could be interpreted to allow for liberal share counting for purposes of determining the number of shares available for issuance under the 2008 Plan.  As reflected throughout the other provisions of the 2008 Plan, and in the description of the 2008 Plan contained in the Proxy Statement, it is the clear intention of the Company and its Board of Directors to prohibit liberal share counting under the 2008 Plan.

In order to more clearly reflect its intention to prohibit liberal share counting, the Company has determined to amend Section 3.01(f) of the 2008 Plan to read as follows:

. . .

(f)

For purposes of applying the number of Shares available under this Plan, Shares withheld to satisfy taxes or used to fund the exercise price in connection with the exercise of an Option or SAR, either directly or by attestation, shall be treated as issued hereunder and if an Option is exercised using the net exercise method, the gross number of Shares for which the Option is exercised shall be treated as issued for purposes of counting the Shares available for issuance under this Plan, not just the net Shares issued to the Participant after reduction for the exercise price and required withholding tax.  For the avoidance of doubt, any Shares repurchased on the open market by the Company using proceeds from Option exercises shall be treated as issued hereunder for purposes of determining the number of Shares available under this Plan.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

/s/ Margaret C. Kelsey

Margaret C. Kelsey
Vice President, Legal and Corporate Communications, General Counsel and Secretary

Date:  June 27, 2014

3